Exhibit 5.1

March 13, 2026

MultiSensor AI Holdings, Inc.

24 Greenway Plaza, Suite 1800

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to MultiSensor AI Holdings, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the Registration Statement on Form S-3 (File No. 333-284437) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), the related prospectus dated January 30, 2025 included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement, dated March 13, 2026 (the “Prospectus Supplement”), relating to the issuance and sale from time to time by the Company of shares of common stock, par value $0.0001 per share (the “Common Stock”), with an aggregate offering price of up to $60,000,000 (the “Shares”). The Shares are to be issued and sold by the Company pursuant to an at market issuance sales agreement, dated March 13, 2026 (the “Sales Agreement”), by and among the Company, Roth Capital Partners, LLC and H.C. Wainwright & Co., LLC. The Sales Agreement will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated March 13, 2026.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the certificate of incorporation and bylaws of the Company, each as amended and/or restated as of the date hereof, (ii) certain unanimous written consents of the Company with respect to the filing of the Registration Statement and the Prospectus Supplement and the entering into of the Sales Agreement, (iii) the Registration Statement and all exhibits thereto, (iv) the Prospectus Supplement and all exhibits thereto, (v) the Sales Agreement and all exhibits thereto, (vi) a certificate executed by an officer of the Company, dated as of the date hereof, and (vii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

As to questions of fact material to the opinion expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus Supplement and the Sales Agreement; (ii) the Shares will be issued in compliance with applicable federal and state securities law; (iii) no stop orders of the Commission preventing or suspending the use of the Prospectus Supplement will have been issued; and (iv) the Registration Statement, Base Prospectus and Prospectus Supplement will have been delivered to the purchaser of the Shares as required in accordance with applicable law; (v) the unanimous written consents of the Board of Directors of the Company referred to above will not have been modified or rescinded; and (vi) the Company will receive consideration for the issuance of the Shares that is at least equal to the par value of the Common Stock.

Haynes and Boone, LLP	2801 N. Harwood St.| Suite 2300 | Dallas, TX 75201

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We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that when issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP